This email describes certain preliminary terms of the notes offered by Deutsche Bank AG for the month of June. It is not a preliminary prospectus and does not contain all of the material terms of, or risks related to, the notes offered.  You should read the term sheet for the specific notes and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus (collectively referred to as the “preliminary offering documents”) before investing.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the term sheet and the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the notes.

These notes are intended to be purchased by fee-based accounts and are available through Schwab, TD Ameritrade, Fidelity, Pershing, etc..  If you have any questions, please call:

Allan Waddell 646-368-8850
William Crowley 646-461-9061 ext 332
Leo Cassin 646-461-9061 ext 334

You may view a copy of the relevant preliminary offering document by clicking on the term sheet hyperlink related to the specific notes.

Expected Trade Date for all Notes:	June 25, 2014
Expected Settlement Date for all Notes:	June 30, 2014

Free Writing Prospectus Filed pursuant to Rule 433 Registration Statement No. 333-184193 Date: June 2, 2014

1.	Phoenix Autocallable Linked to iShares MSCI Emerging Markets ETF (EEM) (CUSIP: 25152RKP7)

•	Key Features

•
Receive the semi-annual Contingent Coupon of 3% – 3.5% (to be determined on the Trade Date) only if the Closing Price of EEM on any Observation Date is greater than or equal to the Coupon Barrier (85% of the Initial Price)

•	Automatic Call if the Closing Price of EEM on any semi-annual Observation Date is greater than or equal to the Initial Price

•	Receive your initial investment at maturity if EEM declines from the Initial Price, but not more than the Buffer Amount of 15%

•	Lose 1.17647% of your investment for every 1% decline in excess of the Buffer Amount

•	Summary of Indicative Terms

Face Amount:	$1,000
Issue Price:	100% of the Face Amount
Term:	Approximately 2 years
Underlying:	iShares® MSCI Emerging Markets ETF (Ticker: EEM)
Contingent Coupon:
If the Closing Price of the Underlying on any Observation Date is greater than or equal to the Coupon Barrier, you will receive the Contingent Coupon applicable to such Observation Date.
If the Closing Price of the Underlying on any Observation Date is less than the Coupon Barrier, no Contingent Coupon will be payable.

Observation Dates:	December 26, 2014, June 25, 2015, December 28, 2015 and June 27, 2016
Coupon Barrier:	85% of the Initial Price
Coupon Rate:
The Coupon Rate is 6% - 7% per annum. The Contingent Coupon applicable to each semi-annual Observation Date is $30 - $35. The actual Coupon Rate and Contingent Coupon will be determined on the Trade Date.

Automatic Call:
If the Closing Price of the Underlying on any Observation Date is greater than or equal to the Initial Price, the securities will be automatically called and you will receive on the related Call Settlement Date $1,000 plus the Contingent Coupon.

Payment at Maturity:	If the Final Price is less than the Initial Price by an amount not greater than the Buffer Amount of 15%, you will receive $1,000 plus any Contingent Coupon.

If the Final Price is less than the Initial Price by an amount greater than the Buffer Amount of 15%, you will lose 1.17647% of the Face Amount of securities for every 1% by which the Final Price is less than the Initial Price by an amount greater than 15% calculated as follows:

$1,000 + [$1,000 x (Underlying Return + Buffer Amount) x Downside Participation Factor]

Buffer Amount:	15%
Downside Participation Factor:	1.17647
Initial Price:	The Closing Price of the Underlying on the Trade Date
Final Price:	The Closing Price of the Underlying on the Final Valuation Date

The Issuer’s estimated value of the securities on the Trade Date is approximately $970.00 to $990.00 per $1,000 Face Amount of securities, which is less than the Issue Price. Please see “Issuer’s Estimated Value of the Securities” in the term sheet for additional information.
For more information regarding this offering, please refer to the preliminary offering documents on the SEC website at http://www.sec.gov/Archives/edgar/data/1159508/000095010314003802/dp46751_fwp-ts2035bk.htm.

•	Payout Profile

The following flow chart illustrates the Contingent Coupon payments and the payment upon an automatic call or at maturity, assuming a Coupon Rate of 6.50% per annum and a Contingent Coupon of $32.50 for each Observation Date.

•	Hypothetical Payoff Scenarios at Maturity

Scenario	Payoff	EEM Return	Note Return
1. EEM increases above the Initial Price	Securities automatically called; receive Face Amount plus 3.25% Contingent Coupon	35%	3.25%
		5%	3.25%
2. EEM declines from the Initial Price, but not more than the Buffer Amount of 15%	Receive Face Amount plus 3.25% Contingent Coupon	-2%	3.25%
		-14%	3.25%
3. EEM declines from the Initial Price by more than the Buffer Amount of 15%	Lose 1.1764% for every 1% loss beyond the Buffer Amount; no Contingent Coupon	-20%	-5.88%
		-40%	-29.41%
		-100%	-100%

•	Selected Risk Factors

In addition to these selected risk factors, you should read the additional risk factors applicable to all three offerings at the bottom of this email and the Preliminary Offering Documents for a description of certain risks related to this investment:

•	You will lose some or all of your investment if the securities are not automatically called and the Final Price is less than the Initial Price by an amount greater than the Buffer Amount.

•	Appreciation potential limited to the Face Amount plus the Contingent Coupons regardless of appreciation in the Underlying.

•
If the Closing Price of the Underlying on an Observation Date is less than the Coupon Barrier, you will not receive any Contingent Coupon for that entire period. If the Closing Price of the Underlying is below the Coupon Barrier on each Observation Date, you will receive no Contingent Coupon payments during the entire term of the securities.

•
If your securities are called early, the term of the securities may be reduced to as short as six months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk.

•	The anti-dilution adjustment is limited. The calculation agent is not required to make such adjustments in response to all events that could affect the shares of the Underlying.

•
The net asset value (the “NAV”) of an exchange traded fund may fluctuate with changes in the market value of such exchange traded fund’s portfolio holdings. The Underlying may trade at, above or below its NAV per share.

•
Blackrock Fund Advisors (“BFA”) is the investment advisor to the Underlying and may add, delete or substitute the component securities held by the Underlying. Any of these actions could cause or contribute to large movements in the prices of the component securities held by the Underlying, which could cause the price of the shares of the Underlying to decline.

•
The performance of the Underlying may not exactly replicate the performance of the Tracked Index due to the transaction costs and fees that are not included in the calculation of the Tracked Index and the temporary unavailability of certain securities in the secondary market.

•	There is no affiliation between the Underlying and us, and we are not responsible for any disclosure by the Underlying.

•
Because the Underlying invests in stocks denominated in foreign currencies but its shares are denominated in U.S. dollars, changes in currency exchange rates may negatively impact the Underlying’s return.

•
The Underlying holds component stocks that are issued by companies incorporated outside of the U.S. Because the component stocks also trade outside the U.S., the securities are subject to the risks associated with non-U.S. securities markets.

•
Because the stocks held by the Underlying include stocks of companies that are located in emerging market countries and whose securities trade on the exchanges of emerging market countries, the value of the securities is subject to the political and economic risks of emerging market countries.

2.	Uncapped Buffered Underlying Securities (BUyS) Linked to EuroStoxx 50 (SX5E) (CUSIP: 25152RKQ5)

•	Key Features

•	Potential to receive uncapped leveraged return of 115% – 125% (to be determined on the Trade Date) times any positive SX5E performance

•	Receive your initial investment at maturity if SX5E declines from the Initial Level, but not more than the Buffer Amount of 15%

•	Lose 1.17647% of your investment for every 1% decline in excess of the Buffer Amount

•	No coupon payments during the term of BUyS

•	Summary of Indicative Terms

Face Amount:	$1,000
Issue Price:	100% of the Face Amount
Term:	Approximately 3 years
Underlying:	EURO STOXX 50® Index (Ticker: SX5E)
Payment at Maturity:
If the Final Level is greater than or equal to the Initial Level, you will receive:

$1,000 + ($1,000 x Underlying Return x Upside Leverage Factor)

If the Final Level is less than the Initial Level by an amount not greater than the Buffer Amount of 15%, you will receive $1,000.
If the Final Level is less than the Initial Level by an amount greater than the Buffer Amount of 15%, you will lose 1.17647% of the Face Amount of BUyS for every 1% by which the Final Level is less than the Initial Level by an amount greater than 15% calculated as follows:

$1,000 + [$1,000 × (Underlying Return + Buffer Amount) x Downside Participation Factor]

.
Buffer Amount:	15%
Upside Leverage Factor:	115% - 125% (to be determined on the Trade Date)
Downside Participation Factor:	117.647% downside participation
Initial Level:	The closing level of the Underlying on the Trade Date
Final Level:	The closing level of the Underlying on the Final Valuation Date

The Issuer’s estimated value of the BUyS on the Trade Date is approximately $960.00 to $980.00 per $1,000 Face Amount of BUyS, which is less than the Issue Price. Please see “Issuer’s Estimated Value of the BUyS” in the term sheet for additional information.
For more information regarding this offering, please refer to the preliminary offering documents on the SEC website at http://www.sec.gov/Archives/edgar/data/1159508/000095010314003803/dp46760_fwp-ts2037af.htm.

•	Payout Profile

The following graph illustrates the payment at maturity, assuming an Upside Leverage Factor of 120%, a Buffer Amount of 15% and a Downside Participation Factor of 117.647%.

•	Hypothetical Payoff Scenarios at Maturity, Assuming an Upside Leverage Factor of 120%, a Buffer Amount of 15% and a Downside Participation Factor of 117.647%.

Scenario	Payoff	SX5E Return	Note Return
1. SX5E increases above the Initial Level	Receive Underlying Return times Upside Leverage Factor of 120%	35%	42%
		5%	6%
2. SX5E declines from the Initial Level, but not more than the Buffer Amount of 15%	Receive Face Amount	-2%	0%
		-14%	0%
3. SX5E declines from the Initial Level by more than the Buffer Amount of 15%	Lose 1.1764% for every 1% loss beyond the Buffer Amount	-20%	-5.88%
		-40%	-29.41%
		-100%	-100%

•	Selected Risk Factors

In addition to these selected risk factors, you should read the additional risk factors applicable to all three offerings at the bottom of this email and the Preliminary Offering Documents for a description of certain risks related to this investment:

•	You will lose some or all of your investment if the Final Level is less than the Initial Level by an amount greater than the Buffer Amount.

•	You will not receive any coupon payments during the term of the BUyS.

•
The Underlying includes component stocks that are issued by companies incorporated outside of the U.S. Because the component stocks also trade outside the U.S., the BUyS are subject to the risks associated with non-U.S. securities markets.

•
We are one of the companies that make up the Underlying. We will not have any obligation to consider your interests as a holder of the BUyS in taking any corporate actions that might affect the value of your BUyS.

•
The Underlying is composed of stocks denominated in, and the level of the Underlying is calculated in, Euros. The performance of the Underlying will not be adjusted for exchange rate fluctuations between the U.S. dollar and the Euro.

3.	Uncapped Buffered Underlying Securities (BUyS) Linked to S&P 500 (SPX) (CUSIP: 25152RKR3)

•	Key Features

•	Potential to receive uncapped leveraged return of 105% – 115% (to be determined on the Trade Date) times any positive SPX performance

•	Receive your initial investment at maturity if SPX declines from the Initial Level, but not more than the Buffer Amount of 15%

•	Lose 1.17647% of your investment for every 1% decline in excess of the Buffer Amount

•	No coupon payments during the term of BUyS

•	Summary of Indicative Terms

Face Amount:	$1,000
Issue Price:	100% of the Face Amount
Term:	Approximately 4 years
Underlying:	S&P 500® Index (Ticker: SPX)
Payment at Maturity:
If the Final Level is greater than or equal to the Initial Level, you will receive:

$1,000 + ($1,000 x Underlying Return x Upside Leverage Factor)

If the Final Level is less than the Initial Level by an amount not greater than the Buffer Amount of 15%, you will receive $1,000.
If the Final Level is less than the Initial Level by an amount greater than the Buffer Amount of 15%, you will lose 1.17647% of the Face Amount of BUyS for every 1% by which the Final Level is less than the Initial Level by an amount greater than 15% calculated as follows:

$1,000 + [$1,000 × (Underlying Return + Buffer Amount) x Downside Participation Factor]

Buffer Amount:	15%
Upside Leverage Factor:	105% - 115% (to be determined on the Trade Date)
Downside Participation Factor:	117.647% downside participation
Initial Level:	The closing level of the Underlying on the Trade Date
Final Level:	The closing level of the Underlying on the Final Valuation Date

The Issuer’s estimated value of the BUyS on the Trade Date is approximately $960.00 to $980.00 per $1,000 Face Amount of BUyS, which is less than the Issue Price. Please see “Issuer’s Estimated Value of the BUyS” in the term sheet for additional information.
For more information regarding this offering, please refer to the preliminary offering documents on the SEC website at
http://www.sec.gov/Archives/edgar/data/1159508/000095010314003804/dp46757_fwp-ts2036af.htm.

•	Payout Profile

The following graph illustrates the payment at maturity, assuming an Upside Leverage Factor of 110%, a Buffer Amount of 15% and a Downside Participation Factor of 117.647%.

•	Hypothetical Payoff Scenarios at Maturity, Assuming an Upside Leverage Factor of 110%, a Buffer Amount of 15% and a Downside Participation Factor of 117.647%.

Scenario	Payoff	SX5E Return	Note Return
1. SPX increases above the Initial Level	Receive Underlying Return times Upside Leverage Factor of 110%	35%	38.5%
		5%	7.5%

Scenario	Payoff	SX5E Return	Note Return
2. SPX declines from the Initial Level, but not more than the Buffer Amount of 15%	Receive Face Amount	-2%	0%
		-14%	0%
3. SPX declines from the Initial Level by more than the Buffer Amount of 15%	Lose 1.1764% for every 1% loss beyond the Buffer Amount	-20%	-5.88%
		-40%	-29.41%
		-100%	-100%

•	Selected Risk Factors

In addition to these selected risk factors, you should read the additional risk factors applicable to all three offerings at the bottom of this email and the Preliminary Offering Documents for a description of certain risks related to this investment:

•	You will lose some or all of your investment if the Final Level is less than the Initial Level by an amount greater than the Buffer Amount.

•	You will not receive any coupon payments during the term of the BUyS.

•	Additional Risk Factors Applicable to All Three Offerings

•	You will lose some or all of your investment if the Final Level is less than the Initial Level by an amount greater than the Buffer Amount

•
As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the stocks composing the Underlying would have.

•
Payments on the securities are subject to the credit risk of Deutsche Bank, and actual or perceived changes in our creditworthiness are expected to affect the value of the securities. If Deutsche Bank becomes insolvent or is unable to pay its obligations, you may lose your entire investment.

•
The initial estimated value of the securities on the pricing date will be less than their public offering price. If you attempt to sell the securities prior to maturity, their market value may be lower than both the public offering price and the initial estimated value of the securities on the pricing date.

•	Changes in the level of the Underlying may not result in a comparable change in the value of your securities.

•	The actual performance of the Underlying over the term of the securities may bear little relation to the historical closing levels of the Underlying

•	The securities will not be listed on any securities exchange. There may be little or no secondary market for the securities.

•
We (or our affiliates) intend to offer to purchase the securities in the secondary market but are not required to do so. Accordingly, you should be able and willing to hold your securities to maturity.

•
While we expect that, generally, the level of the Underlying will affect the value of the securities more than any other single factor, the value of the securities will also be affected by a number of other factors that may either offset or magnify each other.

•
We or one or more of our affiliates expect to hedge our exposure from the securities by entering into equity and equity derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Underlying and make it less likely that you will receive a positive return on your investment in the securities.

•
We, our affiliates or our agents may publish research from time to time on financial markets and other matters that could adversely affect the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities.

•
We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent, hedging our obligations under the securities and determining the Issuer’s estimated value of the securities on the Trade Date and the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions. In performing these duties, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the securities.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offerings to which this email relates. Before you invest, you should read the prospectus in that registration statement and the other documents including the term sheets, product supplements and underlying supplement relating to the offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and the offerings. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in the offerings will arrange to send you the prospectus, prospectus supplement, product supplements, underlying supplement and term sheets if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. We will notify you in the event of any changes to the terms of the notes, and you will be asked to accept such changes in connection with your purchase of any notes. You may also choose to reject such changes, in which case we may reject your offer to purchase the notes.

NOT FDIC / NCUA INSURED OR GUARANTEED   MAY LOSE VALUE
NO BANK GUARANTEE   NOT A DEPOSIT   NOT INSURED BY ANY
FEDERAL GOVERNMENTAL AGENCY